CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement Nos. 333-01153 and 811-07549 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 11, 2005 on the financial statements of Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and our report dated February 25, 2005 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Independent Registered Public Accounting Firm" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 29, 2005